Exhibit 99.1

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Galmed Pharmaceuticals Ltd. has signed this registration statement in the city of Newark, the State of Delaware, on August 4, 2017.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative